                                                             Exhibit 8.1

                       [LETTERHEAD OF HUNTON & WILLIAMS]


                                October 2, 2001



First Citizens BancShares, Inc.
3128 Smoketree Court
Raleigh, North Carolina  27604

                             FCB/NC Capital Trust II
                           Federal Income Tax Matters
                           --------------------------

Ladies and Gentlemen:

We have acted as special tax counsel to First Citizens BancShares, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of (1) up to $103,093,000 aggregate principal amount of Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by the Company to FCB/NC Capital Trust II, (2) up to 4,000,000 Preferred Securities (liquidation amount $25 per Preferred Security) to be issued by FCB/NC Capital Trust II, and (3) the Company's Guarantee Agreement relating to the Preferred Securities. The Junior Subordinated Debentures will be issued pursuant to an indenture between the Company and the trustee named therein, and the Preferred Securities will be issued pursuant to an amended and restated trust agreement between the Company and the trustees named therein.

We have reviewed copies of (1) the Registration Statement, as amended to the date hereof, and the prospectus included therein (the "Prospectus") and (2) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have also relied upon, and assumed the accuracy of, certain written representations made to us by the Company. We have further assumed (i) that all documents submitted to us as originals are authentic, (ii) with respect to all documents supplied to us as drafts, that the final, executed versions of such documents are or (if not yet executed) will be identical in all material respects to the versions most recently supplied to us, (iii) that each such final version is or (if not yet executed) upon execution will be valid and enforceable in accordance with its terms, (iv) that there will be full compliance with the terms of the amended and restated trust agreement relating to the Preferred Securities and the terms of the indenture relating to the Junior Subordinated Debentures, and (v) that the Preferred Securities will be sold at the offering price stated on the cover of the Prospectus.

                                                First Citizens BancShares, Inc.
                                                                October 2, 2001
                                                                         Page 2

Based on the foregoing, we confirm that the statements of law and legal conclusions contained in the Prospectus under the caption "Material United States Federal Income Tax Consequences" constitute our opinion, subject to the assumptions, conditions, and limitations described therein, and that the discussion thereunder does not omit any material provision with respect to the matters covered.

Our representation of the Company in connection with the Preferred Securities is limited solely to that of special tax counsel and, except for our opinion regarding material federal income tax matters as set forth in the preceding paragraph, we express no opinion on any other tax or legal matter. We do not undertake to advise you of any changes in our opinion expressed herein (or under the caption " Material United States Federal Income Tax Consequences" in the Prospectus) resulting from matters that might hereafter arise or be brought to our attention.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams under the captions "Material United States Federal Income Tax Consequences" and "Validity of Securities" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                          Very truly yours,

                                          /s/ Hunton & Williams